UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 16, 2013

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

(704) 364-7707
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On October 16, 2013, Swisher Hygiene Inc. (the "Company") entered into an employment agreement with William M. Pierce, effective as of September 16, 2013 (the "Pierce Agreement"), relating to his service as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, Mr. Pierce will manage the day-to-day business of the Company and will perform such other executive level duties as may be designated by the Company's Board of Directors (the "Board").  Mr. Pierce will report directly to the Board and will remain a member of the Board during the term of his agreement.

Pursuant to the Pierce Agreement, Mr. Pierce will receive an annual base salary in the amount of $150,000 payable in regular installments in accordance with the Company’s general payroll practices. Mr. Pierce is also eligible to earn an annual bonus in an amount determined by the Compensation Committee (the "Committee") of the Board, based upon achieving performance metrics and strategic goals established by the Board or the Committee. In addition, the Company will reimburse Mr. Pierce for any reasonable out-of-pocket business expenses incurred in connection with his performance as Chief Executive Officer. The Company will also reimburse Mr. Pierce for the costs associated with the lease of an apartment in Charlotte, North Carolina and for the cost of weekly, round-trip air travel between Charlotte, North Carolina and Fort Lauderdale, Florida.

The Pierce Agreement has a term of one year and may be renewed annually upon the consent of both Mr. Pierce and the Company.  The Pierce Agreement may be terminated at any time by the Company or Mr. Pierce, provided the terminating party gives the other party written notice of such termination at least 30 days in advance. In the event of a termination by the Company for cause or by Mr. Pierce without good reason, each as defined in the Pierce Agreement, Mr. Pierce will be entitled to receive his base salary through the date of such termination and any unreimbursed business expenses.  In the event of Mr. Pierce’s termination for any other reason, the Company will pay Mr. Pierce his unpaid base salary for the remaining term, any bonus awarded to Mr. Pierce that has not yet been paid, and any unreimbursed business expenses.

Also, on October 16, 2013, the Company entered into an employment agreement with Thomas C. Byrne, Executive Vice President of the Company, effective as of September 16, 2013 (the "Byrne Agreement"), relating to his service as Executive Vice President of the Company. Pursuant to the Byrne Agreement, Mr. Byrne will report directly to the Chief Executive Officer of the Company and will provide assistance to the Chief Executive Officer in efforts to increase Company revenues, decrease Company expenses, and with the strategic direction of the Company.

Pursuant to the Byrne Agreement, Mr. Byrne will receive an annual base salary in the amount of $300,000 payable in regular installments in accordance with the Company’s general payroll practices. Mr. Byrne is also eligible to earn a bonus up to an aggregate amount of $400,000 based upon performance or operational milestones as established by the Board or the Committee. In addition, the Company will reimburse Mr. Byrne for any reasonable out-of-pocket business expenses incurred in connection with his performance as Executive Vice President.

The Byrne Agreement will terminate no later than September 16, 2015, but may be terminated at any time by the Company or Mr. Byrne, provided the terminating party gives the other party written notice of such termination at least 30 days in advance. In the event of a termination by the Company for cause, Mr. Byrne will be entitled to receive his base salary through the date of such termination and any unreimbursed business expenses.  In the event of a termination by Mr. Byrne without good reason, as defined in the Byrne Agreement, the Company will pay Mr. Byrne his unpaid base salary through the date of such termination and any unreimbursed business expenses, plus severance equal to one year of his base salary.  In the event of Mr. Byrne's termination for any other reason, including by Mr. Byrne for good reason, the Company will pay Mr. Byrne his unpaid base salary for the remaining term, severance equal to one year of his base salary, any bonus awarded to Mr. Byrne that has not yet been paid, and any unreimbursed business expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

October 22, 2013	By:	/s/ William T. Nanovsky
William T. Nanovsky
Senior Vice President and Chief Financial Officer